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Exhibit 10.65

EMPLOYMENT AGREEMENT

        This Employment Agreement is dated as of December 31, 2003 (the "Agreement"), and is between Worldspan, L.P., a limited partnership organized and existing under the laws of Delaware (the "Company"), Travel Transaction Processing Corporation, a corporation organized and existing under the laws of Delaware ("Holding"), and Susan J. Powers (the "Executive").

W I T N E S S E T H:

        WHEREAS, Executive is currently serving as a senior vice president of the Company;

        WHEREAS, Executive and the Company are parties to the Revised Key Management Retention Program agreement dated February 20, 2001 as revised on February 18, 2003, February 26, 2003 and July 3, 2003 (the "Old Agreements");

        WHEREAS, Holding (together with its subsidiaries) acquired the Company on June 30, 2003 in a transaction that constituted a "change-in-control" under the Old Agreements;

        WHEREAS, simultaneously with the execution of this Agreement, Executive is acquiring an equity interest in Holding;

        WHEREAS, Holding, the Company and Executive desire for Executive to continue on the management team of the Company, in each case, on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed by and between Holding, the Company and the Executive as follows:

        1.    Agreement to Employ; No Conflicts.    Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue as an employee of the Company, in each case, as of January 1, 2004 (the "Effective Date"). Upon the execution of this Agreement by Executive and Company, neither party may rescind its agreement to be bound hereby. The Executive represents that (i) she is entering into this Agreement voluntarily and that her employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by her of any agreement to which she is a party or by which she may be bound, (ii) she has not violated, and in connection with her employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement by which she is or may be bound and (iii) in connection with her employment with the Company she will not use any confidential or proprietary information she may have obtained in connection with employment with any prior employer.

        2.    Term; Positions and Responsibilities.    (a)    Term.    Unless the Executive's employment shall sooner terminate pursuant to Section 7, the Company shall employ the Executive hereunder for a term commencing on the Effective Date, and continuing until the second anniversary of the Effective Date. Thereafter, the term of employment under this Agreement will automatically renew for successive and consecutive one year periods following the end of its initial term and any extended term, unless the Company or the Executive gives the other party written notice at least 90 days prior to the date the term hereof would otherwise renew that it or she does not want the term to be so extended. The period during which the Executive is employed pursuant to this Agreement shall be referred to as the "Employment Period."

        (b)    Position and Responsibilities.    During the Employment Period, the Executive shall serve as a senior vice president of the Company or in a comparably titled position. The Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position, and such other duties consistent with the Executive's title and position as the Company specifies from time to time.

        (c)    Business Time.    During the Employment Period, the Executive agrees to devote her full attention during normal business hours to the business and affairs of the Company and to use her best efforts to perform faithfully and efficiently the responsibilities assigned to her hereunder, to the extent necessary to discharge such responsibilities, except for periods of vacation, sick leave and other time off to which she is entitled and other activities specifically approved by the Company.

        3.    Compensation.    (a)    Base Salary.    As compensation for the services to be performed by the Executive during the Employment Period, the Company shall pay the Executive a base salary at the annualized rate as in effect on the date hereof, payable in installments on the Company's regular payroll dates (but no less frequently than monthly); provided, however, that such base salary shall be subject to decrease in accordance with broad-based employee salary reduction programs instituted by the Company from time to time. Holding's Board (the "Board") shall review the Executive's base salary annually during the Employment Period and, in its sole discretion, may increase such base salary from time to time. The annual base salary payable to the Executive under this Section 3(a), as the same may be decreased or increased from time to time, shall hereinafter be referred to as the "Base Salary."

        (b)    Performance Bonus.    During the Employment Period, in addition to the Base Salary, the Executive shall be eligible to participate in performance bonus plans that the Company provides to other senior executives from time to time.

        4.    Equity Arrangements.    On the Effective Date, the Executive is acquiring equity securities of Holding on the terms and conditions set forth in (i) the terms of the Holding stock incentive plan adopted on June 30, 2003 (as amended from time to time, the "Stock Incentive Plan"), (ii) a restricted stock subscription agreement to be entered into by the Executive and Holding, (iii) the stockholders' agreement (as amended from time to time, the "Stockholders Agreement") entered into on June 30, 2003 by Citigroup Venture Capital Equity Partners, L.P., a limited partnership organized under the laws of Delaware ("CVC"), Ontario Teachers' Pension Plan Board, a corporation without share capital organized under the laws of Ontario, Canada ("OTPP"), and certain other stockholders and (iv) a registration rights agreement entered into on June 30, 2003 by Holding, CVC, OTPP, and certain stockholders of Holding, as it may be amended from time to time. Copies of such agreements have been provided to the Executive.

        5.    Employee Benefits.    (a)    General.    During the Employment Period, the Executive (and, to the extent applicable, her eligible family members and dependents) shall be eligible to participate in or be covered under all medical, dental, hospitalization, group life insurance, short term disability, long term disability, and other employee welfare benefit plans that the Company provides to all of its United States senior executives (collectively, "Group Insurance Plans"). The Executive shall also be eligible to participate in any qualified and non-qualified pension plans and deferred compensation plans that the Company provides to all of its United States senior executives (or be provided benefits equivalent to what she would receive under such plans); provided, however, that the Executive shall not be entitled to participate in the Worldspan Employees' Pension Plan except as expressly permitted thereunder.

        (b)    Retiree Medical.    Upon the Executive's retirement from Worldspan, Worldspan will provide retiree medical benefits to the Executive either: (i) under the regular retiree medical programs of Worldspan provided to employees who retired on or before December 31, 2003, to the extent that Worldspan determines that such benefits can be conferred without adverse effect on the underwriting, regulatory or tax treatment intended for those plans and programs, or (ii) under other arrangements selected by Worldspan which, in the judgment of Worldspan, provide comparable benefits to the benefits the Executive would have received if the Executive had retired on December 31, 2003. Provision of retiree medical benefits to the Executive will be subject to the Executive's payment of the applicable monthly premium which will be equal to the premium paid by retirees who have the same years of service as the Executive has as of the date of her retirement.

        6.    Perquisites and Expenses.    (a)    General.    During the Employment Period, the Executive shall be eligible to participate in any special benefit or perquisite program provided by the Company (not including any such benefits or perquisites which are available to employees solely as a result of their prior employment with Delta Airlines, Northwest Airlines or TWA) available from time to time to all of the United States senior executives of the Company on the terms and conditions then prevailing under such program.

        (b)    Business Travel, Lodging, etc.    The Company shall reimburse the Executive for reasonable travel, lodging, meals, business-related entertainment, and other reasonable expenses incurred by her in connection with her performance of services hereunder, upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company's expense substantiation policy applicable to its United States senior executives (including any policy applicable to United States employees in general) as in effect from time to time (the "Expense Policy").

        (c)    Vacation.    During the Employment Period, the Executive shall be entitled to paid vacation and sick leave in accordance with the Company's policies for its senior executives (including any policies applicable to United States employees in general) as in effect from time to time.

        7.    Termination.    (a)    Death and Disability.    Executive's employment shall terminate automatically upon the Executive's death and may be terminated by the Company following the Executive's Disability. For purposes of this Agreement, "Disability" shall mean any physical or mental ailment or incapacity, as determined in good faith by a licensed physician designated by the Company, which (i) constitutes a long-term disability under the Company's long-term disability policies or (ii) which is expected to be permanent.

        (b)    Termination by the Company.    The Company may terminate the Executive's employment with or without Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction of a felony involving moral turpitude that results in harm to the Company or its affiliates, (ii) a judicial determination that the Executive committed fraud, misappropriation, or embezzlement against any Person, or (iii) the Executive's breach of any terms of this Agreement or willful or gross and repeated neglect or misconduct in the performance of her duties under Section 2(b) hereof, provided that in the case of the preceding clause (iii), the Company shall first have given the Executive written notice identifying the Executive's breach, neglect or misconduct, and the Executive shall have failed to satisfactorily cure (as determined in good faith by the Company) such breach, neglect, or misconduct within 15 days after receiving such written notice from the Company.

        (c)    Termination by Executive.    The Executive may terminate her employment at any time with or without Good Reason. For purposes of this Agreement, "Good Reason" means any of the following actions by the Company without the Executive's written consent:

          (A)  The failure by the Company or Holding to elect the Executive to the position set forth in the first sentence of Section 2(b) or the removal of the Executive from any such position;

          (B)  A reduction in the Executive's Base Salary or Performance Bonus opportunity (other than as provided in Section 3); or

          (C)  The failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor as contemplated by Section 10(b);

provided that the Executive shall have first delivered a written notice to the Company of her intention to terminate her employment for Good Reason within 30 days of having actual knowledge of such act or acts or failure or failures to act and such notice stating in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and the Company shall have failed to cure such breach, act, failure or conduct within 30 days after receiving such written notice from the Executive.

        (d)    Notice of Termination.    Any termination of Executive's employment by the Company for Cause or without Cause and any termination by the Executive for Good Reason or without Good Reason shall be communicated by written notice (a "Notice of Termination") given in accordance with Section 11(e) hereof specifying the applicable termination provision in this Agreement relied upon.

        (e)    Date of Termination.    For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date specified in such Notice of Termination (or, if later, the expiration of any applicable cure or notice period) and (ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

        (f)    Resignation upon Termination.    Effective as of any Date of Termination under this Section 7 or as of such earlier date as the Company may request following the receipt or delivery of a Notice of Termination, the Executive shall resign, in writing, from all positions then held by her with Holding, the Company and their subsidiaries, and hereby authorizes the Company to execute on her behalf any and all instruments of resignation necessary to effect the foregoing.

        8.    Obligations of the Company upon Termination.    (a)    General.    If the Executive's employment is terminated for any reason during the Employment Period, the Executive shall be entitled to receive (i) the Executive's full Base Salary earned and accrued through the Date of Termination (the "Earned Salary") and (ii) any vested amounts or benefits owing to the Executive under or in accordance with the terms and conditions of this Agreement and the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations"). Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days, following the Date of Termination (or at such earlier date required by law) and Accrued Obligations shall be paid in accordance with the terms of this Agreement and the applicable plan, program or arrangement.

        (b)    Death or Disability.    If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, the Executive (or the Executive's beneficiaries or legal representatives under this Agreement) shall, in addition to the amounts provided in Section 8(a), be entitled to receive (i) any benefits payable due to the Executive's death or Disability under this Agreement and the Company's plans, policies or programs (the "Additional Benefits"), (ii) a pro-rata portion of any performance bonus or similar incentive compensation arrangement in effect on the Date of Termination (the "Prorated Performance Bonus") equal to the target bonus for the year in which the Executive's Employment is terminated (the "Partial Year") multiplied by a fraction, the numerator of which is equal to the number of days the Executive was employed by the Company during the Partial Year and the denominator of which is 365, and (iii) but without duplication, continued participation in the Group Insurance Plans on the same terms as such plans are being provided to all of the Company's United States senior executives for a period of 18 months (or such longer period as is provided in such plans) following the Date of Termination for the Executive, her spouse and her dependents, as applicable. Additional Benefits shall be paid in accordance with the terms of this Agreement and the applicable plan, policy or program. The Prorated Performance Bonus shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days following the Date of Termination (or at such earlier date required by law).

        (c)    Termination by the Company other than for Cause or by the Executive for Good Reason.    Subject to the provisions of Section 8(e), if, during the Employment Period, the Company terminates the Executive's employment other than for Cause or the Executive terminates her employment for Good Reason (each such termination an "Involuntary Termination"), the Executive shall, in addition to the amounts provided in Section 8(a), be entitled to receive (i) continuation of the Executive's Base Salary in effect at the Date of Termination (the "Continued Salary") for a period beginning on the Date of Termination and ending 18 months later (the "Continuation Period"); and (ii) continued participation in the group life insurance and group medical and dental plans for the Executive, her spouse and her dependents, as applicable, on the same terms as such plans are being provided to all of the Company's United States senior executives during the Continuation Period (or such longer period as is provided in such plans) and subject to the payment of the applicable monthly premiums paid by active senior executives for the same coverage.

        The Continued Salary shall be payable in accordance with Section 3(a) as if the Executive remained a senior executive of the Company, or at the Company's discretion, may be paid in a single lump sum not more than thirty days following the Date of Termination.

        (d)    Termination Following a Change of Control.

            (i)  Subject to the provisions of Section 8(e), if, during the Employment Period there is a Change of Control (as defined below), and the Executive incurs an Involuntary Termination prior to the first anniversary of a Change in Control, the Executive shall, in addition to the amounts provided in Section 8(a), but in lieu of any other payments she may otherwise be entitled to under Section 8 of this Agreement, be entitled to receive (i) the Prorated Performance Bonus, (ii) a cash amount equal to one and one half (1.5) times the sum of (A) the Executive's Base Salary in effect on the Date of Termination and (B) the Incentive Bonus, if any, paid in the year immediately preceding the year in which the Date of Termination occurs (the aggregate amount being the "Severance Payment"), and (iii) continued participation in the group life insurance and group medical and dental plans on the same terms as such plans are being provided to all of the Company's United States senior executives during the Continuation Period (or such longer period as is provided in such plans) for the Executive, her spouse, and her dependents, as applicable and subject to the payment of the applicable monthly premiums paid by active senior executives for the same coverage.

        Any Prorated Performance Bonus shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 14 days following the Date of Termination (or at such earlier date required by law). The Severance Payment shall be paid within 14 days of the Date of Termination.

           (ii)  For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

            (A)  any person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than CVC, OTPP, or any of their Affiliates or Qualified Transferees (as such terms are defined in the Stockholders Agreement), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)), acquires "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holding representing more than 50% of the combined Voting Power (as defined below) of Holding's securities;

            (B)  at any time after an initial public offering of the common stock of Holding, a majority of the members of the Board or of the board of directors of any successor to Holding are not "Continuing Directors" where "Continuing Director" means, as of any date of determination, any member of the Board or of the board of such successor who (x) was a member of the Board or such successor board 24 months prior to the date of determination; (y) was nominated for election or elected to the Board or such successor board with the approval of a majority of the Continuing Directors in office at the time of such nomination or election; or (z) was designated to serve on the Board or such successor board by CVC or OTPP pursuant to the Stockholder's Agreement;

            (C)  the stockholders of Holding, if at the time in question Holding is a stock company, approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of Holding (a "Corporate Event"), and immediately following the consummation of which the stockholders of Holding immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 50% of the consolidated assets of Holding immediately prior to such Corporate Event; or

            (D)  any other event occurs which the Board declares to be a Change of Control.

        Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred (a) merely as a result of an underwritten offering of the equity securities of Holding where no Person (including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)) acquires more than 50% of the beneficial ownership interests in such securities.

        For purposes of this Section 8(d)(ii), a specified percentage of "Voting Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors and "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.

        (e)    Release.    The Executive's receipt of the benefits described in Sections 8(c) and 8(d) is conditioned on the Executive first executing and delivering to the Company a general release of all claims against the Company in substantially the form attached hereto as Exhibit A. The Company's obligation to make any of the payments and extended benefits described in Sections 8(c) or 8(d) that are in addition to the payments provided in Section 8(a) shall immediately cease, and the Executive shall immediately return any such post-termination payments from the Company should the Company determine in good faith that the Executive has materially violated the confidentiality, ownership of developments, non-competition, or non-solicitation provisions contained in Section 9 of this Agreement.

        (f)    Discharge of the Company's Obligations.    The amounts payable to the Executive pursuant to this Section 8 following termination of her employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims she may have in respect of her employment by Holding or the Company or any of their affiliates, other than rights arising under any other agreement, plan, program or arrangement to which the Executive is a party or is covered, including but not limited to those referred to in Section 4 of this Agreement. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims based on provisions of this Agreement and the Executive's employment with the Company and, upon the Executive's receipt of such amounts, the Company shall be fully released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its subsidiaries, other than as excepted above.

        9.    Restrictive Covenants.    (a)    Confidentiality.    In view of the fact that the Executive's work for the Company will bring her into close contact with many confidential affairs of the Company, information not readily available to the public, and also the Company's plans for further developments and activities, the Executive agrees during the Employment Period and thereafter to keep and retain in the strictest confidence all confidential matters ("Confidential Information") of the Company and its affiliates, including, but not limited to, "know how," financial information or plans; track records and other performance data; sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information; information concerning new or potential products or markets; information concerning new or potential investors, customers, clients or shareholders; trade secrets; pricing policies; operational methods; technical processes; computer code; formulae, inventions and research projects; and other business affairs of the Company and its affiliates, that the Executive may develop or learn in the course of her employment, and not to disclose them to anyone outside of the Company, either during or after her employment with the Company, except (A) in good faith, in the course of performing her duties under this Agreement, (B) with the Company's express written consent (it being understood that Confidential Information shall not be deemed to include any information that is publicly disclosed by the Company) or (C) to the extent disclosure is compelled by a court of competent jurisdiction, arbitrator, agency or other tribunal or investigative body in accordance with any applicable statute, rule or regulation (but only to the extent any such disclosure is compelled, and no further). On the occasion of the Executive's termination as an employee of the Company, or at any time the Company may so request, the Executive will return to the Company all tangible embodiments (in whatever medium) relating to Confidential Information that she may then possess or have under her control.

        (b)    Ownership of Developments.    The Executive agrees that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world) in any inventions, works of authorship, mask works, ideas or information made or conceived or reduced to practice, in whole or in part, by the Executive (either alone or with others) during the Employment Period (collectively "Developments"); provided that the Company shall not own Developments for which no equipment, supplies, facility or Confidential Information of the Company was used, and which were developed entirely on the Executive's time and do not relate to the business of the Company. Subject to the foregoing, the Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others during the Employment Period. The Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. The Executive shall further assist the Company, at the Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. The Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on the Executive's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Executive. In addition, and not in contravention of any of the foregoing, the Executive acknowledges that all original works of authorship which are made by her (solely or jointly with others) within the scope of the employment relationship and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 USCA, § 101).

        (c)    Non-Competition.    During the Employment Period and the Continuation Period, the Executive shall not, except with the prior written consent of the Board, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity listed on Appendix A or any affiliate or successor thereof or any other entities as the Company and the Executive shall agree from time to time.

        (d)    Non-Solicitation of Employees.    During the Employment Period and the Continuation Period, the Executive shall not, directly or indirectly, for the Executive's own account or for the account of any other natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a "Person") in any jurisdiction in which the Company or any of its affiliates has commenced or has made plans to commence operations during the Employment Period, (i) solicit for employment, employ, engage to perform services or otherwise interfere with the relationship of the Company or any of its affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of its affiliates at any time during the Employment Period (in the case of any such activity during such time) or during the twelve-month period preceding such solicitation, employment or interference (in the case of any such activity after the Date of Termination or otherwise as of the date of Executive's termination of employment with Company), other than any such solicitation or employment on behalf of the Company or any of its affiliates during the Employment Period, or (ii) induce any employee of the Company or any of its affiliates who is a member of management to engage in any activity which the Executive is prohibited from engaging in under any of the paragraphs of this Section 9 or to terminate his or her employment with the Company.

        (e)    Non-Disparagement.    During the Employment Period and the Continuation Period, the Executive shall not take any action or make any statement that disparages or criticizes Company or any of its affiliates.

        (f)    Injunctive Relief with Respect to Covenants; Certain Acknowledgements and Agreements.

            (i)  The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to confidentiality, ownership of developments, non-competition, non-disparagement, and non-solicitation relate to special, unique, and extraordinary matter and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order, or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of the covenants and obligations referred to in this Section 9. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity.

           (ii)  If any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this Agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable. All other terms will remain in full force and effect.

          (iii)  The Executive acknowledges and agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its affiliates and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by the Executive to harm, the Company and its affiliates and that (i) in the course of her employment with the Company, the Executive will obtain Confidential Information that could be used to compete unfairly with the Company and its affiliates, (ii) the covenants and restrictions contained in Section 9 are intended to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information, (iii) the Executive desires to be bound by such covenants and restrictions, and (iv) the Executive represents that her economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants in Section 9, will not prevent her from providing for himself and her family on a basis satisfactory to her and them.

        10.    Successors.    (a)    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        (b)   This Agreement shall inure to the benefit of and be binding upon Holding, the Company and its successors, including any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of ownership interests, or otherwise. The Company shall require any such successor to expressly acknowledge and agree in writing to assume the Company's obligations hereunder.

        11.    Miscellaneous.    (a)    Applicable Law and Jurisdiction.    This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, applied without reference to principles of conflict of laws. Subject to Section 11(b), in any action or proceeding brought with respect to or in connection with this Agreement, the Company and the Executive both hereby irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Georgia, and both parties consent to receive service of process in the State of Georgia. Subject to Section 11(b), the Company and the Executive both agree that any action or proceeding in connection with this Agreement shall be brought exclusively in a United States court located in the State of Georgia.

        (b)    Arbitration.    Except to the extent provided in Section 9(f), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Atlanta and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration (or such other rules as the parties may agree to in writing), and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. The Company and the Executive agree that arbitration costs shall be borne by the losing party.

        (c)    Amendments.    This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        (d)    Termination of Old Agreements; Entire Agreement.    Executive and the Company acknowledge and agree that effective as of the Effective Date, the Old Agreements (and all agreements and side letters associated therewith) are hereby terminated and of no further force and effect and neither party has any rights thereunder except Executive's rights to receive accrued and unpaid salary in connection with her employment thereunder and any other vested benefits in accordance with the Company's benefit plans. This Agreement, together with the stock subscription agreement, the stockholders' agreement and the stock incentive plan referred to in Section 4, constitutes the entire agreement between the parties hereto with respect to the matters referred to herein; provided, however, that the Terms of Employment set forth in the Employee Handbook shall remain in effect and be in addition to the terms of this Agreement except to the extent inconsistent herewith in which case the terms of this Agreement shall govern, supersede and prevail. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements, or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that she is entering into this Agreement of her own free will and accord, and with no duress, that she has read this Agreement, that she understands it and its legal consequences and that she has had the opportunity to consult with such advisors as she desired.

        (e)    Notices.    All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party, or by first class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	at the home address of the Executive noted on the records of the Company
If to Holding or the Company:	Worldspan, L.P. 300 Galleria Parkway, N.W. Atlanta, Georgia 30339 Attn: General Counsel

or to such other address as a party may from time to time designate in writing in accordance with this section. Notice and communications shall be effective when actually received by the addressee.

        (f)    Tax Withholding.    The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        (g)    Severability; Reformation.    In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

        (h)    Waiver.    Waiver by any party hereto of any breach or default by another party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by a party hereto to assert its or her rights hereunder on any occasion or series of occasions.

        (i)    Captions.    The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

        (j)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Executive has executed this Agreement and Holding and the Company have caused this Agreement to be executed in their names on their behalf, all as of the date first above written.

TRAVEL TRANSACTION PROCESSING CORPORATION

By:	/s/ DOUGLAS L. ABRAMSON
Name:	Douglas L. Abramson
Title:	Senior Vice President—Human Resources, General Counsel and Secretary

WORLDSPAN, L.P.

By:	/s/ DOUGLAS L. ABRAMSON
Name:	Douglas L. Abramson
Title:	Senior Vice President—Human Resources, General Counsel and Secretary

EXECUTIVE:

/s/ SUSAN J. POWERS Susan J. Powers

Appendix A

Abacus Distribution Systems pte. Ltd.
Amadeus Global Travel Distribution, S.A.
Galileo International, LLC
Sabre, Inc.
AXESS International Network Inc.
Infini Travel Information Inc.
Navitaire, Inc.
Pegasus Solutions Inc.
Wizcom International, Ltd.
Cendant Corporation
System One Corporation
Electronic Data Systems Corporation ("EDS") (only to the extent EDS's activities are competitive with the Company's business)

Exhibit A

[FORM OF]
GENERAL RELEASE OF ALL CLAIMS

        WHEREAS, my employment with Travel Transaction Processing Corporation ("TTPC") and Worldspan, L.P. ("Worldspan, and together with TTPC and each subsidiary and affiliate thereof the "Company") [terminated/will terminate] on                        ; and

        WHEREAS, in connection with the termination of my employment, I am entitled to certain payments and benefits under the terms of the Employment Agreement between me and the Company dated as of December    , 2003 (the "Employment Agreement") [insert any other relevant agreement references], subject to my execution and delivery of this Release; and

        WHEREAS, I am a party to the following agreements (as amended from time to time) with the Company pursuant to which I acquired (or have the right to acquire) equity securities of the Company: Management Stock Subscription Agreement, dated as of            , 2003, Restricted Stock Subscription Agreement, dated as of            , 2003, Stock Option Agreement, dated as of             , 2003 [insert other equity agreements] (the "Management Equity Agreements");

        WHEREAS, I am entitled to certain benefits and subject to certain obligations pursuant to the Stockholders Agreement, dated as of            , 2003, among TTPC, [Name] and each of the other parties named in the schedules thereto (as amended from time to time in accordance with the terms thereof, the "Stockholders Agreement") and to the Registration Rights Agreement, dated as of                        , 2003 among TTPC and each of the other persons party thereto (as amended from time to time in accordance with the terms thereof, the "Registration Rights Agreement");

        WHEREAS, I, [insert name], acknowledge that I have been provided all monies owed through the date I sign this General Release of All Claims (the "Release") and that the Company has satisfied all obligations to me arising out of or relating to my employment with the Company or separation from such employment through the date I sign this Release; and

        NOW, THEREFORE, in consideration of the promises set forth herein, I, [Name], on behalf of myself, my agents, representatives, administrators, receivers, trustees, executives, successors, heirs, designees, legal representatives, assignees and attorneys hereby irrevocably and forever release, acquit and discharge TTPC and Worldspan and all affiliated or related companies, parents, divisions, or subsidiaries, whether said entities are incorporated, unincorporated associations, partnerships or other entities and their owners, shareholders, officers, directors, agents, attorneys, partners, members, employees, insurers, successors and assigns and each of them (collectively, the "Company Group") from any and all debts, claims, demands, liabilities, actions or causes of action, of any kind, nature and description, past or present, known or unknown, which I now have, or may have or could assert against the Company Group arising out of, or in any way connected with, my employment or my separation from employment, including but not limited to any claims or demands for the following: wrongful discharge; breach of an implied or expressed employment contract; negligent or intentional infliction of emotional stress; defamation; fraud; discrimination and/or harassment based on age, sex, race, religion, national origin, sexual orientation, physical or mental disability, or medical condition; violation of any section of the AIDS Confidentiality Act, the Equal Employment for Persons with Disabilities Code, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, The Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Age Discrimination Act, the Age Discrimination In Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, or any other federal, state or local laws or regulations; unpaid wages, salary, overtime compensation, bonuses, commissions, or other compensation of any sort; for damages of any nature, including compensatory, general, special or punitive; or for costs, fees or other expenses, including but not limited to attorneys' fees, incurred regarding these matters. The foregoing list is meant to be illustrative rather than inclusive. Notwithstanding the foregoing, this release and my understandings, agreements, representations and warranties set forth below do not (x) preclude me from seeking to obtain any payments or benefits to which I may be entitled under Section 8 of the Employment Agreement, under the Management Equity Agreements or under any applicable employee benefit plans (other than any severance plan or policy or any other benefit plan or program specifically referred to in the Employment Agreement and for which payment is made in accordance with the terms of the Employment Agreement, which payment is stated to be in satisfaction of my rights thereunder, or any Options, Share grants, subscription or other rights under the Management Equity Agreements that terminate upon my ceasing to be employed by the Company), but my entitlement to such payments and benefits, if any, will be determined in accordance with such agreements and any relevant plan documents or (y) release any rights under the Stockholders Agreement or the Registration Rights Agreement, which will be determined in accordance with the terms of such agreements.

        If I, [Name], initiate or participate in any legal action in violation of this release, TTPC and Worldspan may reclaim any amounts paid in respect of my termination, without waiving the release granted herein, and terminate any benefits or payments that are due to me, in addition to any other remedies.

        FURTHER, in consideration of said promises and as a further consideration for this Release, I, [Name], understand, agree, represent and warrant as follows:

        1.     That this is a full and final release applying to all unknown and unanticipated injuries, claims, or damages arising out of said employment, as well as to those now known or disclosed and that I, [Name], voluntarily waive all rights or benefits which I now have, with the express intention of releasing and extinguishing unknown or unsuspected obligations, and I warrant that I am currently unaware of any claim(s), right(s), demand(s), debt(s), action(s), obligation(s), liability or cause(s) of action whatsoever against the Company which I have not released pursuant to this Release. I, [Name], understand, agree and acknowledge that this Release is intended to include in its effect, without limitation, claims and causes of action which I do not know of or suspect to exist in my favor at the time of executing this Release, and that this Release contemplates extinguishment of all such claims and causes of action.

        2.     That, I, [Name], have had the opportunity to consult with a representative of my own choosing with respect to this Release; that I have read this Release; that I am fully aware of its contents and of its legal effect; and I freely and voluntarily entered into it.

        3.     That, I, [Name], will not file or bring any claims, charges, complaints, or other actions against the Company or the Company Group arising out of or based upon the circumstances of my employment or my separation from employment, except as otherwise expressly required by law or with respect to matters not released hereunder.

        4.     That, I, [Name], warrant that except as expressly set forth herein, no representations of any kind or character have been made to me by the Company or any of the Company's agents, representatives, employees or attorneys (or anyone else purporting to act in any such capacities) to induce me to execute this Release.

        5.     That, I, [Name], acknowledge and agree that none of the Employment Agreement, the consideration given thereunder or this Release is to be construed as an admission by the Company or as an admission of any act or fact whatsoever.

        6.     The consideration set forth in Section 8 of the Employment Agreement exceeds any amount and/or consideration to which I would otherwise be entitled under the Company's standard operating policies, practices, or as required by law. All amounts to which I would be entitled under the

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Company's policies, practices and/or as required by law have been tendered to me and are hereby acknowledged. Therefore, said consideration is not paid as wages or other compensation due, but is paid solely in consideration of this Release and the provisions set forth herein relating to Confidential Information.

        7.     Compliance With Older Workers Benefit Protection Act.

        In compliance with the Older Workers Benefit Protection Act (P.L. 101-433), the Company and [Name] do hereby acknowledge as follows:

          (a)   That, I, [Name], acknowledge that this Release specifically applies to any rights or claims I may have against the Company or any party released herein under the federal Age Discrimination in Employment Act of 1967, as amended;

          (b)   This Release does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Release is executed by the parties;

          (c)   That, I, [Name], acknowledge that the consideration provided for in this Release and the provisions of this paragraph are in addition to that to which I am already entitled;

          (d)   That, I, [Name], understand that this Release shall be revocable for a seven (7) day period following execution of this Release by me. Accordingly, this Release shall not become effective or enforceable until the expiration of this seven (7) day revocation period.

          (e)   That, I, [Name], acknowledge that I have been advised of my right to consult with an attorney, and have in fact consulted with an attorney, prior to signing this Release and have been given a period of twenty-one (21) days within which to consider whether to sign this Release.

        8.     This Release is made in the State of Georgia and shall be interpreted under the laws of said State. Its language shall be construed as a whole, according to its fair meaning and not strictly for or against either party.

        9.     In the event that it shall be necessary for any party hereto to institute legal action to enforce any of the terms and conditions or provisions contained herein, or for any breach thereof, the prevailing party in such action shall be entitled to costs and reasonable attorneys' fees.

        PLEASE READ CAREFULLY, THIS RELEASE INCLUDES A WAIVER AND A SETTLEMENT OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED: , 20	[NAME]

Address:

DATED: , 20	TRAVEL TRANSACTION PROCESSING CORPORATION
By:
Title:
DATED: , 20	WORLDSPAN, L.P.
By:
Title:

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QuickLinks

EMPLOYMENT AGREEMENT
  Appendix A
[FORM OF] GENERAL RELEASE OF ALL CLAIMS